Exhibit 99.1

Contact:	Richard Adamonis	Moved on Business Wire
	Corporate Media Relations	May 8, 2014
862-228-3481
radamonis@csc.com

George Price
Investor Relations
703-641-3000
investorrelations@csc.com

CSC Delivers Continued Operating Profit and Free Cash Flow Growth in Fourth Quarter and Fiscal Year 2014
Q4 Diluted EPS from Continuing Operations of $1.19, or $1.09 Excluding Special Item

Full Year Diluted EPS from Continuing Operations of $4.01, or $3.91 Excluding Special Item

Q4 Income from Continuing Operations of $179 Million;
Full Year Income from Continuing Operations of $621 Million, up 25% YoY

Q4 Operating Income of $359 Million and Operating Margin of 10.8%;
Full Year Operating Income of $1.32 Billion and Operating Margin of 10.2%

Free Cash Flow of $288 Million for the Fourth Quarter and $689 Million for Fiscal Year 2014

EPS from Continuing Operations Target of $4.35 to $4.55 for Fiscal Year 2015

Board of Directors Approves 15% Increase to Quarterly Dividend to $0.23 per Share and
New Share Repurchase Authorization of $1.5 Billion

FALLS CHURCH, Va., May 8 - CSC (NYSE: CSC) today reported results for fourth quarter and fiscal year 2014.

“During fiscal 2014, CSC’s cost takeout initiatives drove significant increases to our profit margins and free cash flow. We finished the year with another quarter of sequential revenue growth and bookings growth,” said Mike Lawrie, president and CEO. “Our ground-breaking partnerships are beginning to build momentum, and we are expecting to see contributions to our commercial business in the second half of fiscal 2015. While we are encouraged by the pickup in our commercial business, we still see a fair amount of uncertainty in the Federal market. We continue to drive greater profitability across our business and we are targeting double-digit earnings per share growth to $4.35 to $4.55 in fiscal 2015.”

Total revenue for the quarter was $3.33 billion and compares with revenue of $3.50 billion in the year ago period, a decrease of 5% in constant currency. For the full year, revenue of $13.0 billion declined by 8% in constant currency and 7% on a more comparable basis after adjusting for the divestiture of the Australian IT staffing business in January 2013.

Operating income was $359 million for the quarter, an increase of $154 million when compared with the prior year, and reflects progress made from cost takeout initiatives and higher restructuring in the year-ago period, as well as the benefit from a special item - a $21 million reversal of contingent consideration associated with the acquisition of ServiceMesh, Inc. Operating margin of 10.8% for the quarter and 10.2% excluding the one-time benefit compares

5/8/14

with 5.9% for the fourth quarter of fiscal year 2013. For the full year, operating income of $1.32 billion increased by $444 million when compared with the prior year. Operating margin of 10.2% for the year and 10.0% excluding the one-time benefit compares with 6.2% in the prior fiscal year.

Earnings before interest and taxes (EBIT) were $292 million in the quarter, an increase of $161 million when compared with the prior year. EBIT margin of 8.8% for the quarter, and 8.1% excluding the one-time benefit, compares with 3.7% in the prior year. For the full year, EBIT of $1.04 billion increased by $431 million over the prior year. EBIT margin of 8.0% for the year and 7.8% adjusting for the one-time benefit compares with 4.3% in the prior fiscal year.

Income from continuing operations of $179 million for the fourth quarter decreased by $68 million when compared with the year ago period due primarily to a tax benefit of $144 million in the prior year. For fiscal 2014, income from continuing operations of $621 million increased by $123 million when compared with fiscal 2013.

Diluted EPS from continuing operations for the fourth quarter of fiscal 2014 was $1.19, or $1.09 excluding the reversal of contingent consideration. Diluted EPS from continuing operations of $1.56 in the fourth quarter of 2013 included (1) a gain from divestiture, (2) significant restructuring costs, (3) settlement of securities class action lawsuit, and (4) a tax benefit. Adjusting for these items, diluted EPS from continuing operations in the fourth quarter of 2013 was $1.22, a reconciliation for which can be found in Non-GAAP Diluted EPS from Continuing Operations.

For fiscal 2014, diluted EPS from continuing operations was $4.01, or $3.91 excluding the reversal of contingent consideration. This compares to full year 2013 diluted EPS from continuing operation of $3.09, which included the items discussed above. Adjusting for these items, diluted EPS from continuing operations in 2013 was $2.74, a reconciliation for which can be found in Non-GAAP Diluted EPS from Continuing Operations.

Operating cash flow of $548 million in the quarter compares with $41 million in the prior year. For fiscal 2014, operating cash flow of $1,560 compares with fiscal 2013 operating cash flow of $1,119. Last year’s results include (1) a $110 million settlement payment from the UK National Health Service, (2) approximately $75 million from divested businesses, and (3) a discretionary pension contribution of $500 million.

Free cash flow of $288 million for the fourth quarter was an improvement of $481 million when compared to the year-ago period, driven by cost take-out, better working capital management, and lower pension contributions. For fiscal year 2014, free cash flow of $689 million compares with $264 million from the prior year, which includes the three items discussed in the prior paragraph.

Ending cash and cash equivalents were $2.44 billion, an increase of $389 million from March 29, 2013.

Contract awards of $4.3 billion in the quarter increased from $3.0 billion in the prior year. For fiscal 2014, contract awards increased to $14.5 billion from $14.1 billion in fiscal year 2013.

Global Business Services (GBS)

For the fourth quarter, GBS revenue of $1.18 billion compares with revenue of $1.22 billion in the year ago quarter. Excluding $14 million from a divested IT staffing business in the year-ago period, GBS revenue decreased by 3% in constant currency as the repositioning of the company’s consulting practice offset growth in applications. On a sequential basis, revenue increased by 6% on the strength of applications and business process services (BPS). Operating margin in the fourth quarter increased to 16.3% from 10.3% in the prior year due to the company’s cost takeout efforts, productivity increases, lower restructuring, and a greater contribution from more profitable licensing contracts. Contract awards for GBS were $1.5 billion in the quarter.

For fiscal 2014, GBS revenue of $4.41 billion compares with revenue of $4.92 billion in the prior year. Excluding $216 million from a divested IT staffing business in the year-ago period, GBS revenue decreased by 6% in constant currency, primarily due to the effects of repositioning of the company’s consulting practice for increased profitability.

5/8/14

Segment operating margin was 12.4% for the full year, an improvement when compared with fiscal 2013 operating margin of 7.7%. Contract awards for GBS were $6.1 billion during fiscal 2014.

Global Infrastructure Services (GIS)

GIS revenue of $1.19 billion in the fourth quarter was unchanged year-over-year as revenue growth from cloud, cyber and the ServiceMesh acquisition offset the impacts from price-downs and restructured contracts. On a sequential basis, GIS revenue was up 3%, driven by the ServiceMesh acquisition. GIS operating margin of 6.7% compares with 0.8% margin in the prior year. The year-over-year improvement was due to cost takeout, lower restructuring costs, and improved contract performance from our focus accounts. Contract awards for GIS were $1.8 billion during the quarter.

For fiscal 2014, GIS revenue of $4.61 billion decreased by 2% in constant currency when compared with the prior year. Operating margin of 7.4% for the year and 7.0% adjusted for the one-time reversal of contingent consideration, compares favorably with an operating margin of 2.6% for the prior year. Contract awards for GIS were $4.1 billion during fiscal 2014.

North American Public Sector (NPS)

NPS revenue of $1.00 billion in the quarter declined by 11% from the fourth quarter of 2013 primarily due to contracts which were winding down and the slow pace of new business awards. Operating margin of 10.7% compares with 10.9% in the prior year. NPS contract awards were $1.0 billion in the quarter.

For fiscal 2014, NPS revenue of $4.10 billion decreased by 12% when compared with the prior year. Operating margin of 12.2% increased from 10.5% in the prior year due to better contract management and cost takeout. NPS contract awards were $4.3 billion during fiscal 2014.

Returning Capital to Shareholders

During the fourth quarter, CSC returned $180 million to shareholders consisting of $29 million in common stock dividends and $151 million of share repurchases. CSC repurchased 2.5 million shares during the quarter at an average price of $60.63.

For fiscal year 2014, CSC returned $623 million to shareholders in the form of $118 million in common stock dividends and $505 million of share repurchases. During the year, CSC repurchased 9.8 million shares at an average price of $51.65.

CSC ended fiscal year 2014 with 145,571,442 shares outstanding on March 28, 2014.

Today, CSC’s Board of Directors approved a 15% increase to the company’s Common Stock dividend to $0.23 per share. The Board of Directors also authorized a new $1.5 billion share repurchase program.

Conference Call and Webcast

CSC senior management will host a conference call and webcast at 5 p.m. EST today. The dial-in number for domestic callers is 877-719-9786. Callers who reside outside the United States or Canada should dial 719-325-4893. The passcode for all participants is 5785862. The webcast audio and presentation slides will be available at www.csc.com/investorrelations.

A replay of the conference call will be available from approximately three hours after the conclusion of the call until May 15, 2014. The replay dial-in number is 888-203-1112 for domestic callers and 719-457-0820 for callers who reside outside of the U.S. and Canada. The replay passcode is also 5785862. A replay of this webcast will also be available on CSC’s website.

5/8/14

Non-GAAP Measures

In an effort to provide investors with additional information regarding the Company’s preliminary results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release preliminary non-GAAP financial information which management believes provides useful information to investors, including: operating income, operating margin, earnings before interest and taxes (EBIT), EBIT margin, and free cash flow. Reconciliations of the preliminary non-GAAP measures to the respective and most directly comparable GAAP measures, as well as the rationale for management’s use of non-GAAP measures, are included below.

About CSC

CSC is a global leader of next-generation information technology (IT) services and solutions. The company's mission is to enable superior returns on clients’ technology investments through best-in-class industry solutions, domain expertise and global scale. CSC has approximately 79,000 employees and reported revenue of $13.0 billion for the 12 months ended March 28, 2014. For more information, visit the company's website at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended March 29, 2013 and any updating information in subsequent SEC filings. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise, except as required by law.

5/8/14

Business Segment Revenues, Operating Income and Operating Margins
(preliminary and unaudited)

Revenues by Segment
	Quarter Ended
(Amounts in millions)	March 28, 2014	March 29, 2013	% Change	% Change in Constant Currency
Global Business Solutions	$1,181	$1,224	(3.5)%	(4.1)%
Global Infrastructure Services	1,188	1,186	0.2%	0.3%
North American Public Sector	1,004	1,132	(11.3)%	(11.1)%
Corporate & Eliminations	(44)	(39)	—	—
Total Revenue	$3,329	$3,503	(5.0)%	(5.1)%

	Twelve Months Ended
(Amounts in millions)	March 28, 2014	March 29, 2013	% Change	% Change in Constant Currency
Global Business Solutions	$4,414	$4,917	(10.2)%	(10.2)%
Global Infrastructure Services	4,613	4,743	(2.7)%	(2.2)%
North American Public Sector	4,099	4,662	(12.1)%	(12.0)%
Corporate & Eliminations	(128)	(127)	—	—
Total Revenue	$12,998	$14,195	(8.4)%	(8.2)%

Operating Income and Operating Margins by Segment
	Quarter Ended
	March 28, 2014		March 29, 2013
(Amounts in millions)	Operating Income	Operating Margin	Operating Income	Operating Margin
Global Business Solutions	$193	16.3%	$126	10.3%
Global Infrastructure Services	80	6.7%	9	0.8%
North American Public Sector	107	10.7%	123	10.9%
Corporate & Eliminations	(21)	—	(53)	—
Total Operating Income	$359	10.8%	$205	5.9%

	Twelve Months Ended
	March 28, 2014		March 29, 2013
(Amounts in millions)	Operating Income	Operating Margin	Operating Income	Operating Margin
Global Business Solutions	$547	12.4%	$379	7.7%
Global Infrastructure Services	342	7.4%	125	2.6%
North American Public Sector	501	12.2%	490	10.5%
Corporate & Eliminations	(68)	—	(116)	—
Total Operating Income	$1,322	10.2%	$878	6.2%

5/8/14

Consolidated Statements of Operations
(preliminary and unaudited)

	Quarter Ended		Twelve Months Ended
(Amounts in millions, except per-share amounts)	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013

Revenues	$3,329	$3,503	$12,998	$14,195

Costs of services (excludes depreciation and amortization and restructuring costs of $42 and $70 for the fourth quarter and twelve months of fiscal 2014 and $137 and $238 for the fourth quarter and twelve months of fiscal 2013)	2,411	2,653	9,567	11,100
Selling, general and administrative (excludes restructuring costs of $1 and $6 for the fourth quarter and twelve months of fiscal 2014, and $16 and $26 for the fourth quarter and twelve months of fiscal 2013)	316	330	1,278	1,176
Depreciation and amortization	265	269	1,018	1,070
Restructuring costs	43	153	76	264
Interest expense	35	36	147	183
Interest income	(5)	(8)	(16)	(22)
Other expense (income), net	2	(33)	18	(25)
Total costs and expenses	3,067	3,400	12,088	13,746

Income (loss) from continuing operations before taxes	262	103	910	449
Tax expense (benefit) on income	83	(144)	289	(49)
Income (loss) from continuing operations	179	247	621	498
(Loss) income from discontinued operations, net of taxes	(3)	39	69	481
Net income (loss)	176	286	690	979
Less: net income attributable to noncontrolling interest, net of tax	2	5	16	18
Net income (loss) attributable to CSC common stockholders	$174	$281	$674	$961

Earnings (loss) per share
Basic:
Continuing Operations	$1.21	$1.58	$4.09	$3.11
Discontinued Operations	(0.02)	0.26	0.47	3.11
	$1.19	$1.84	$4.56	$6.22
Diluted:
Continuing Operations	$1.19	$1.56	$4.01	$3.09
Discontinued Operations	(0.02)	0.25	0.46	3.09
	$1.17	$1.81	$4.47	$6.18

Cash Dividend per common share	$0.20	$0.20	$0.80	$0.80
Weighted average common shares outstanding for:
Basic EPS	145.953	152.638	147.647	154.590
Diluted	149.251	155.136	150.761	155.557

5/8/14

Selected Balance Sheet Data
(preliminary and unaudited)

	As of
(Amounts in millions)	March 28, 2014	March 29, 2013

Assets
Cash and cash equivalents	$2,443	$2,054
Receivables, net	2,759	3,199
Prepaid expenses and other current assets	426	420
Total current assets	5,628	5,673

Property and equipment, net	2,031	2,184
Outsourcing contract costs, net	427	505
Software, net	650	611
Goodwill	1,667	1,516
Other assets	986	762
Total Assets	$11,389	$11,251

Liabilities
Short-term debt and current maturities of long-term debt	$681	$234
Accounts payable	394	373
Accrued payroll and related costs	592	653
Accrued expenses and other current liabilities	1,094	1,425
Deferred revenue and advance contract payments	624	630
Income taxes payable and deferred income taxes	77	34
Total current liabilities	3,462	3,349

Long-term debt, net of current maturities	2,207	2,498
Income tax liabilities and deferred income taxes	557	501
Other long-term liabilities	1,219	1,743

Total Equity	3,944	3,160

Total Liabilities and Equity	$11,389	$11,251

Debt as a percentage of total capitalization	42.3%	46.4%

5/8/14

Consolidated Statements of Cash Flows
(preliminary and unaudited)

	Twelve Months Ended
(Amounts in millions)	March 28, 2014	March 29, 2013
Cash flows from operating activities:
Net income	$690	$979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,018	1,070
Stock-based compensation	73	49
Deferred taxes	75	112
(Gain) loss on dispositions	(73)	(797)
Provision for losses on accounts receivable	4	18
Excess tax benefit from stock based compensation	(8)	(3)
Unrealized foreign currency exchange gain	(29)	(37)
Impairment losses and contract write-offs	3	9
Cash surrender value in excess of premiums paid	(8)	(10)
Other non-cash charges, net	55	64
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in receivables	168	55
(Increase) decrease in prepaid expenses and other current assets	(40)	22
Decrease in accounts payable and accrued expenses	(449)	(690)
Increase in income taxes payable and income tax liability	112	39
Increase in advanced contract payments and deferred revenue	2	270
Other operating activities, net	(33)	(31)
Net cash provided by operating activities	1,560	1,119

Cash flows from investing activities:
Purchases of property and equipment	(420)	(395)
Payments for outsourcing contract costs	(71)	(115)
Payments for acquisitions, net of cash acquired	(190)	(34)
Proceeds from business dispositions	248	1,108
Software purchased and developed	(197)	(162)
Proceeds from sale of property and equipment	38	32
Other investing activities, net	26	22
Net cash (used in) provided by investing activities	(566)	456

Cash flows from financing activities:
Borrowings under lines of credit and short-term debt	439	128
Repayment of borrowings under lines of credit	—	(169)
Borrowing on long-term debt, net of discount	—	1,077
Principal payments on long-term debt	(492)	(1,238)
Proceeds from stock options and other common stock transactions	214	55
Excess tax benefit from stock based compensation	8	3
Repurchase of common stock and acquisition of treasury stock	(521)	(283)
Dividend payments	(119)	(124)
Payment of contingent consideration	(98)	—
Other financing activities, net	(30)	(38)
Net cash used in financing activities	(599)	(589)
Effect of exchange rate changes on cash and cash equivalents	(6)	(25)
Net increase in cash and cash equivalents	389	961
Cash and cash equivalents at beginning of year	2,054	1,093
Cash and cash equivalents at end of year	$2,443	$2,054

5/8/14

Fiscal 2014, Fiscal 2013 and Fiscal 2012 Quarterly Statement of Operations
(preliminary and unaudited)

Consistent with the Form 8-K filed on February 7, 2014, quarterly Statement of Operations for fiscal 2014, fiscal 2013, and fiscal 2012 have been updated to reflect the impact of the following discontinued operations: U.S. credit services business, Italian consulting and system integration business and enterprise system integration business in Malaysia and Singapore, Applied Technology Division, flood insurance BPO, and a European software business which was held for sale as of March 28, 2014.

	Quarter Ended
(Amounts in millions, except per-share amounts)	June 28, 2013	September 27, 2013	December 27, 2013	March 28, 2014

Revenues	$3,254	$3,187	$3,228	$3,329

Costs of services (excludes depreciation and amortization and restructuring costs of $7, $17, $4, and $43 for the first, second, third, and fourth quarter, respectively, of fiscal 2014)	2,456	2,338	2,362	2,411
Selling, general and administrative (excludes restructuring costs of $0, $(2), $7, and $1 for the first, second, third, and fourth quarter, respectively, of fiscal 2014)	292	316	354	316
Depreciation and amortization	254	248	251	265
Restructuring costs	7	15	11	43
Interest expense	39	35	38	35
Interest income	(4)	(3)	(4)	(5)
Other expense (income), net	(1)	22	(5)	2
Total costs and expenses	3,043	2,971	3,007	3,067

Income from continuing operations before taxes	211	216	221	262
Tax expense on income	66	70	70	83
Income from continuing operations	145	146	151	179
Income (loss) from discontinued operations, net of taxes	14	63	(5)	(3)
Net income	159	209	146	176
Less: net income attributable to noncontrolling interest, net of tax	3	6	5	2
Net income (loss) attributable to CSC common shareholders	$156	$203	$141	$174

Earnings (loss) per share
Basic:
Continuing Operations	$0.95	$0.95	$0.99	$1.21
Discontinued Operations	0.09	0.42	(0.03)	(0.02)
	$1.04	$1.37	$0.96	$1.19
Diluted:
Continuing Operations	$0.93	$0.93	$0.98	$1.19
Discontinued Operations	0.09	0.41	(0.04)	(0.02)
	$1.02	$1.34	$0.94	$1.17

Cash Dividend per common share	$0.20	$0.20	$0.20	$0.20

Weighted average common shares outstanding for:
Basic EPS	149.854	148.047	146.735	145.953
Diluted	152.238	150.973	149.362	149.251

5/8/14

	Quarter Ended
(Amounts in millions, except per-share amounts)	June 29, 2012	September 28, 2012	December 28, 2012	March 29, 2013

Revenues	$3,628	$3,528	$3,536	$3,503

Costs of services (excludes depreciation and amortization and restructuring costs of $27, $56, $18, and $137 for the first, second, third, and fourth quarter, respectively, of fiscal 2013)	2,967	2,713	2,767	2,653
Selling, general and administrative (excludes restructuring costs of $0, $2, $8, $16 for the first, second, third, and fourth quarter, respectively, of fiscal 2013)	281	294	271	330
Depreciation and amortization	262	271	268	269
Restructuring costs	27	58	26	153
Interest expense	44	46	57	36
Interest income	(5)	(5)	(4)	(8)
Other expense (income), net	12	(11)	7	(33)
Total costs and expenses	3,588	3,366	3,392	3,400

Income from continuing operations before taxes	40	162	144	103
Tax expense (benefit) on income	19	46	30	(144)
Income from continuing operations	21	116	114	247
Income from discontinued operations, net of taxes	21	22	399	39
Net income	42	138	513	286
Less: net income attributable to noncontrolling interest, net of tax	2	8	3	5
Net income attributable to CSC common shareholders	$40	$130	$510	$281

Earnings per share
Basic:
Continuing Operations	$0.12	$0.70	$0.72	$1.58
Discontinued Operations	0.14	0.14	2.57	0.26
	$0.26	$0.84	$3.29	$1.84
Diluted:
Continuing Operations	$0.12	$0.69	$0.71	$1.56
Discontinued Operations	0.14	0.14	2.56	0.25
	$0.26	$0.83	$3.27	$1.81

Cash Dividend per common share	$0.20	$0.20	$0.20	$0.20

Weighted average common shares outstanding for:
Basic EPS	155.227	155.360	155.039	152.638
Diluted	155.647	155.754	156.084	155.136

5/8/14

	Quarter Ended
(Amounts in millions, except per-share amounts)	July 1, 2011	September 30, 2011	December 30, 2011	March 30, 2012

Revenues	$3,655	$3,603	$3,430	$3,788

Costs of services (excludes depreciation and amortization and restructuring costs of $137 for the fourth quarter of fiscal 2012)	3,032	2,970	2,949	3,230
Cost of services – specified contract charge (excludes amount charged to revenue of $204 (fiscal 2012))	—	—	1,281	—
Cost of services – settlement charge (excludes amount charged to revenue of $42 (fiscal 2012))	—	227	—	—
Selling, general and administrative (excludes restructuring costs of $3 for the fourth quarter of fiscal 2012)	257	299	265	287
Depreciation and amortization	274	289	300	278
Restructuring costs	—	—	—	140
Goodwill impairment	—	2,685	60	—
Interest expense	43	44	42	45
Interest income	(12)	(12)	(8)	(6)
Other expense (income), net	(2)	(4)	15	(5)
Total costs and expenses	3,592	6,498	4,904	3,969

Income (loss) from continuing operations before taxes	63	(2,895)	(1,474)	(181)
Tax benefit on income	(15)	(48)	(32)	(1)
Income (loss) from continuing operations	78	(2,847)	(1,442)	(180)
Income (loss) from discontinued operations, net of taxes	107	(19)	51	27
Net income (loss)	185	(2,866)	(1,391)	(153)
Less: net income attributable to noncontrolling interest, net of tax	2	11	(1)	5
Net income (loss) attributable to CSC common shareholders	$183	$(2,877)	$(1,390)	$(158)

Earnings (loss) per share
Basic:
Continuing Operations	$0.49	$(18.44)	$(9.29)	$(1.19)
Discontinued Operations	0.69	(0.12)	0.33	0.17
	$1.18	$(18.56)	$(8.96)	$(1.02)
Diluted:
Continuing Operations	$0.48	$(18.44)	$(9.29)	$(1.19)
Discontinued Operations	0.69	(0.12)	0.33	0.17
	$1.17	$(18.56)	$(8.96)	$(1.02)

Cash Dividend per common share	$0.20	$0.20	$0.20	$0.20
Weighted average common shares outstanding for:
Basic EPS	154.844	155.045	155.061	155.098
Diluted	155.991	155.045	155.061	155.098

5/8/14

Non-GAAP Financial Measures

The following tables reconcile operating income, earnings before interest and taxes (EBIT) and free cash flow to the most directly comparable financial measure calculated and presented in accordance with GAAP. CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

Management uses operating income to evaluate business unit financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing reconciliation between operating income and income before taxes. Management uses free cash flow as one of the factors in reviewing the overall performance of the business. Management compensates for the limitations of this non-GAAP measure by also reviewing the GAAP measures of operating, investing and financing cash flows as well as debt levels measured by the debt-to-total capitalization ratio.

GAAP Reconciliations

Operating Income
(preliminary and unaudited)

CSC defines operating income as revenue less costs of services, depreciation and amortization expense, restructuring costs and segment general and administrative (G&A) expense, excluding corporate G&A. Operating margin is defined as operating income as a percentage of revenue. Pre-tax margin is defined as income from continuing operations before taxes as a percentage of revenue. A reconciliation of consolidated operating income to income from continuing operations before taxes is as follows:

	Quarter Ended		Twelve Months Ended
(Amounts in millions)	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013

Operating income	$359	$205	$1,322	$878
Corporate G&A	(65)	(107)	(263)	(293)
Interest expense	(35)	(36)	(147)	(183)
Interest income	5	8	16	22
Other (expense) income, net	(2)	33	(18)	25
Income from continuing operations before taxes	$262	$103	$910	$449

Operating margin	10.8%	5.9%	10.2%	6.2%
Pre-tax margin	7.9%	2.9%	7.0%	3.2%

5/8/14

Earnings Before Interest and Taxes
(preliminary and unaudited)

CSC defines EBIT as revenue less costs of services, selling, general and administrative expenses, depreciation and amortization, restructuring costs, goodwill impairment, and other income (expense). EBIT margin is defined as EBIT as a percentage of revenue. A reconciliation of EBIT to income from continuing operations is as follows:

	Quarter Ended		Twelve Months Ended
(Amounts in millions)	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013
Earnings before interest and taxes	$292	$131	$1,041	$610
Interest expense	(35)	(36)	(147)	(183)
Interest income	5	8	16	22
Taxes on income	(83)	144	(289)	49
Income from continuing operations	$179	$247	$621	$498

EBIT margin	8.8%	3.7%	8.0%	4.3%

Free Cash Flow
(preliminary and unaudited)

CSC defines free cash flow as equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments (including short-term investments and purchase or sale of available for sale securities), and (3) payments on capital leases and other long-term asset financings. A reconciliation of free cash flow to net cash provided by operating activities is as follows:

	Quarter Ended		Twelve Months Ended
(Amounts in millions)	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013
Net cash provided by operating activities	$548	$41	$1,560	$1,119
Net cash (used in) provided by investing activities	(189)	(18)	(566)	456
Acquisitions, net of cash acquired	—	—	190	34
Business dispositions	(3)	(150)	(248)	(1,108)
Short-term investments	—	—	(5)	—
Payment on capital leases and other long-term asset financings	(68)	(66)	(242)	(237)
Free cash flow	$288	$(193)	$689	$264
Free cash flow excluding discretionary pension contribution	$—	$307	$—	$764

5/8/14

Adjusted Operating Income and Adjusted Operating Margin

Adjusted operating income (Non-GAAP) is computed by excluding the impact of restructuring costs and the fourth quarter costs related to the reversal of the excess ServiceMesh contingent consideration payable from operating income. Reconciliation of adjusted operating income to operating income for the quarters and twelve months ended March 28, 2014 and March 29, 2014 are as follows:

(preliminary and unaudited)	Quarter Ended March 28, 2014
(Amounts in millions)	Operating Income	Restructuring Costs	Reversal of Contingent Consideration	Adjusted Operating Income	Adjusted Operating Margin
Global Business Solutions	$193	$21	$—	$214	18.1%
Global Infrastructure Services	80	18	(21)	77	6.5
North American Public Sector	107	2	—	109	10.9
Corporate & Eliminations	(21)	2	—	(19)
Total	$359	$43	$(21)	$381	11.4%

(preliminary and unaudited)	Quarter Ended March 29, 2013
(Amounts in millions)	Operating Income	Restructuring Costs	Adjusted Operating Income	Adjusted Operating Margin
Global Business Solutions	$126	$45	$171	14.0%
Global Infrastructure Services	9	84	93	7.8
North American Public Sector	123	10	133	11.7
Corporate & Eliminations	(53)	14	(39)
Total	$205	$153	$358	10.2%

(preliminary and unaudited)	Twelve Months Ended March 28, 2014
(Amounts in millions)	Operating Income	Restructuring Costs	Reversal of Contingent Consideration	Adjusted Operating Income	Adjusted Operating Margin
Global Business Solutions	$547	$46	$—	$593	13.4%
Global Infrastructure Services	342	28	(21)	349	7.6
North American Public Sector	501	2	—	503	12.3
Corporate & Eliminations	(68)	—	—	(68)
Total	$1,322	$76	$(21)	$1,377	10.6%

(preliminary and unaudited)	Twelve Months Ended March 29, 2013
(Amounts in millions)	Operating Income	Restructuring Costs	Adjusted Operating Income	Adjusted Operating Margin
Global Business Solutions	379	87	466	9.5%
Global Infrastructure Services	125	142	267	5.6%
North American Public Sector	$490	$13	$503	10.8%
Corporate & Eliminations	(116)	20	(96)
Total	$878	$262	$1,140	8.0%
* Total restructuring expense was $264 million of which $262 million was included in operating expenses and $2 million in Corporate G&A

5/8/14

Non-GAAP Diluted EPS from Continuing Operations

Fiscal 2014

The tables below set forth the impact of certain fourth quarter fiscal 2014 items on diluted EPS from continuing operations. These items include:

•
Reversal of ServiceMesh contingent consideration payable - This item represents the difference between the revised fair value of the ServiceMesh contingent consideration liability and the actual amount paid.

	Quarter Ended March 28, 2014
(Preliminary and unaudited)	Actual Results	Fourth Quarter Item	Non-GAAP Results
(Amounts in millions, except per-share amounts)		Reversal of Contingent Consideration
Earnings before interest and taxes	$292	$21	$271
Income from continuing operations before taxes	262	21	241
Effective tax rate	31.7%	31.7%	31.7%
Taxes on income	83	7	76
Income from continuing operations	179	14	165
Diluted EPS from continuing operations *	$1.19	$0.10	$1.09

	Twelve Months Ended March 28, 2014
(Preliminary and unaudited)	Actual Results	Fourth Quarter Item	Non-GAAP Results
(Amounts in millions, except per-share amounts)		Reversal of Contingent Consideration
Earnings before interest and taxes	$1,041	$21	$1,020
Income from continuing operations before taxes	910	21	889
Effective tax rate	31.8%	31.8%	31.8%
Taxes on income	289	6	283
Income from continuing operations	621	15	606
Diluted EPS from continuing operations *	$4.01	$0.10	$3.91

* Computation of Diluted EPS requires adjustment for non-controlling interests

Fiscal 2013

The tables below set forth the impact of certain fourth quarter fiscal 2013 items on diluted EPS from continuing operations. These items include:

•
Gain on divestiture - This item represents the gain on sale of Paxus, CSC's Australian IT Staffing unit. The divestiture did not qualify to be presented as discontinued operations due to CSC's continuing business relationship with the divested entity.

•	Restructuring costs - Incremental restructuring related costs incurred during the fourth quarter.

•
Settlement of Securities Class Action lawsuit - This item represents the fourth quarter charge resulting from the settlement of claims in re Computer Sciences Corporation Securities Litigation pending in the United States District Court for the Eastern District of Virginia, net of insurance recovery.

•	Tax benefit - This item represents an adjustment to normalize income from continuing operations based on a targeted rate of 28% for fiscal 2013.

	Quarter Ended March 29, 2013
(Preliminary and unaudited)	Actual Results	Certain Fourth Quarter Items				Non-GAAP Results
(Amounts in millions, except per-share amounts)		Gain on Divestiture	Restructuring Costs	Settlement of Securities Class Action lawsuit	Tax Benefit
Income from continuing operations before taxes	$103	$38	$(153)	$(53)	$—	$271
Effective tax rate	(139.8)%	—%	28.0%	28.0%	—%	28.0%
Taxes on income	(144)	—	(43)	(15)	(162)	76
Income from continuing operations	247	38	(110)	(38)	162	195
Diluted EPS from continuing operations *	$1.56	$0.24	$(0.71)	$(0.24)	$1.05	$1.22

* Computation of Diluted EPS requires adjustment for non-controlling interests

5/8/14

	Twelve Months Ended March 29, 2013
(Preliminary and unaudited)	Actual Results	Certain Fourth Quarter Items				Non-GAAP Results
(Amounts in millions, except per-share amounts)		Gain on Divestiture	Restructuring Costs	Settlement of Securities Class Action lawsuit	Tax Benefit
Income from continuing operations before taxes	$449	$38	$(153)	$(53)	$—	$617
Effective tax rate	(10.9)%	—%	28.0%	28.0%	—%	28.0%
Taxes on income	(49)	—	(43)	(15)	(164)	173
Income from continuing operations	498	38	(110)	(38)	164	444
Diluted EPS from continuing operations *	$3.09	$0.24	$(0.71)	$(0.24)	$1.06	$2.74

* Computation of Diluted EPS requires adjustment for non-controlling interest